EXHIBIT (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 14 to the registration statement on Form N-4 (“Registration Statement”) of NYLIAC Variable Annuity Separate Account-IV of (i) our report dated March 8, 2018, relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and (ii) our report dated March 23, 2018 (the “Report”), relating to the financial statements of each Investment Division of NYLIAC Variable Annuity Separate Account-IV listed in the Report, which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Statements” and “Condensed Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York

April 12, 2018